Exhibit 10.2

EXECUTION VERSION

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

dated as of February 26, 2021

by and among

EASTMAN KODAK COMPANY

and

GO EK VENTURES IV, LLC

i

TABLE OF CONTENTS
(continued)

ii

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iii

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of the 26th day of February, 2021, by and among Eastman Kodak Company, a New Jersey corporation (the “Company”) and the investor listed on Exhibit A to this Agreement (the “Purchaser”).

RECITALS

WHEREAS, the Company desires to sell and issue to the Purchaser, and the Purchaser desires to purchase and accept from the Company, in the aggregate, 1,000,000 preferred shares of the Company, designated as 5.00% Series C Convertible Preferred Stock, no par value per share (the “Series C Preferred Stock”), having the terms set forth in the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”) in the form attached hereto as Exhibit B (the “Series C Certificate of Amendment”), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, in connection with the issuance of the Series C Preferred Stock, the Company and the Purchaser will enter into the Registration Rights Agreement, to be dated as of the Closing Date (as defined below), in the form attached hereto as Exhibit C (the “Series C Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Additional Liquidation Preference” has the meaning assigned to it in the Series C Certificate of Amendment.

(b) “Antitakeover Provisions” means the provisions of any rights plan or agreement, poison pill (including any distribution under a rights plan or agreement), or any control share acquisition, business combination, interested stockholder, fair price, moratorium or similar anti-takeover provision under the Certificate of Incorporation, the Bylaws, or applicable law of the jurisdiction of incorporation of the Company.

(c) “Affiliate” means (i) with respect to any specified Person other than Purchaser, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person and (ii) with respect to Purchaser, any other Person, directly or indirectly, at least a majority of the equity and voting interests of which are beneficially owned by B. Thomas Golisano or his heirs, legal representatives, successors.

(d) “Closing” means the Initial Closing or the Second Closing, as the context requires.

(e) “Closing Date” means the Initial Closing Date or the Second Closing Date, as the context requires.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Reports” means the Company’s (i) Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 17, 2020 (including information specifically incorporated by reference into the Annual Report on Form 10-K from the Company’s proxy statement on Schedule 14A filed with the SEC on April 9, 2020), (ii) Quarterly Report on Form 10-Q filed with the SEC on May 12, 2020, (iii) Quarterly Report on Form 10-Q filed with the SEC on August 11, 2020, (iv) Quarterly Report on Form 10-Q filed with the SEC on November 10, 2020 and (v) Current Reports on Form 8-K filed or furnished, as the case may be, with the SEC on March 17, 2020, March 26, 2020, April 16, 2020, May 12, 2020, May 27, 2020 (as amended), August 3, 2020, August 7, 2020, August 11, 2020, September 16, 2020, September 30, 2020, October 9, 2020, November 10, 2020 and December 29, 2020.

(h) “Company Intellectual Property” means all intellectual property rights and proprietary rights of any kind, including in or with respect to patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, know-how processes, in each case, that are used by the Company and material to its business as currently conducted.

(i) “Company knowledge” or similar phrases (such as “Company’s knowledge” or to the “knowledge of the Company”) means the actual knowledge of the executive officers of the Company, in each case after due inquiry.

(j) “Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2021.

(k) “Dividend Period” means the period commencing on, and including, a Dividend Payment Date and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date, with the exception that the first Dividend Period shall commence on, and include, the Original Issue Date and end on and include April 14, 2021.

(l) “DFC Related Matters” means investigations, proceedings, and claims arising out or related to the International Development Finance Corporation announcement on July 28, 2020 related to the Company and any events leading up to such announcement..

(m) “Governmental Entity” means any: (i) federal, state, local, municipal, foreign or other government; (ii) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); or (iii) self-regulatory organization (including the New York Stock Exchange).

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “GAAP” means accounting principles generally accepted in the United States of America.

(p) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(q) “Junior Stock” means all classes of the Company’s Common Stock and any other class of capital stock or series of preferred stock of the Company, the terms of which do not expressly provide that such class or series ranks senior to or pari passu with Series C Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution.

(r) “Key Employee” means any executive-level employee (including division director and vice president-level positions).

(s) “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(t) “Liquidation Preference” has the meaning assigned to it in the Series C Certificate of Amendment.

(u) “Material Adverse Effect” means any circumstance, development, effect, change, event, occurrence or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (1) the business, results of operations, assets, or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, and no circumstance, development, effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: any effect, change, event or occurrence that results from or arises in connection with (A) changes in or conditions generally affecting the industry in which the Company and its subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions in any jurisdiction, (C) exchange rate conditions or fluctuations in any jurisdiction, (D) any failure, in and of itself, by the Company and its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (E) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or man-made disaster, or any escalation or worsening of any of the foregoing, (F) any volcano, tsunami, pandemic, epidemic or public health emergency (including, for the avoidance of doubt, the COVID-19 pandemic, heightened governmental and social responses thereto, and changes in general economic conditions with respect to or as a result of the COVID-19 pandemic, even if foreseeable), hurricane, tornado, windstorm, flood, earthquake or other natural disaster, (G) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions, (H) any change, in and of itself, in the market price, credit rating or trading volume of the Company’s securities, (I) in GAAP (or authoritative interpretation thereof), including accounting and financial reporting pronouncements by the SEC and the Financial Accounting Standards Board or applicable Law, or (J) any action required to be taken by the Company, or that the Company is required to take or to cause one of its subsidiaries to take pursuant to the terms of the Transaction Agreements (it being understood that the exceptions in clauses (D) and (H) shall not be taken into account in determining whether or not the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by clauses (A) through (J) hereof) gives rise to a Material Adverse Effect); provided, that the exceptions in clauses (A), (B), (E) and (F) above shall not apply to the extent such circumstance, development, effect, change, event, occurrence or state of facts has a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in any of the industries in which the Company and its subsidiaries operate, or (2) the ability of the Company and its subsidiaries to timely consummate the Transactions.

(v) “Order” means any judgment, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity.

(w) “Original Issue Date” means the first date on which the Series C Preferred Stock is issued.

(x) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(y) “PIK Shares” has the meaning assigned to it in the Series C Certificate of Amendment.

(z) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(aa) “Representative” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

(bb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(cc) “Series A Preferred Stock” means the Company’s 5.5% Series A Convertible Preferred Stock, no par value per share, the terms of which are set forth in a Certificate of Amendment to the Certificate of Incorporation dated November 14, 2016 (the “Series A Certificate of Amendment”).

(dd) “Series B Preferred Stock” means the Company’s 4.0% Series B Convertible Preferred Stock, no par value per share, the terms of which will be as set forth in the form of Certificate of Amendment to the Certificate of Incorporation annexed to the Series A Repurchase and Exchange Agreement as Exhibit A (the “Series B Certificate of Amendment”).

(ee) “Series C Preferred Transaction Agreements” means this Agreement, the Series C Certificate of Amendment and the Series C Registration Rights Agreement.

(ff) “Series C Preferred Transactions” means the transactions contemplated by this Agreement and the Series C Registration Rights Agreement.

(gg) “Specified Public Filings” means the quarterly report on Form 10-Q of the Borrower for each of the fiscal quarters ended on March 31, 2020, June 30, 2020 and September 30, 2020.

(hh) “subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person or one or more subsidiaries thereof.

(ii) “Transaction Agreements” means the Series C Preferred Transaction Agreements, the Debt and Common Equity Agreements and the Series A Repurchase and Exchange Documents.

(jj) “Transactions” means the transactions contemplated by the Transaction Agreements.

ARTICLE II

PURCHASE; CLOSING

2.1 Authorization, Sale and Issuance of Series C Preferred Stock.

(a) The Company has, or before the Initial Closing shall have, duly authorized the creation, sale and issuance pursuant to the terms and conditions hereof of the Shares having the rights, restrictions, privileges and preferences set forth in the Series C Certificate of Amendment to be filed with the Department of Treasury of the State of New Jersey in the form attached hereto as Exhibit B subject to clerical and administrative amendments only.

(b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Initial Closing and the Company agrees to sell and issue to the Purchaser at the Initial Closing the number of shares of Series C Preferred Stock set forth opposite the Purchaser’s name on Exhibit A to be sold at the Initial Closing (the “Initial Closing Shares”), at a purchase price of $100 per share (subject to adjustment in the event of a stock split, stock dividends or similar events) (the “Per Share Purchase Price”). In addition, subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at a Second Closing and the

Company agrees to sell and issue to the Purchaser at the Second Closing the number of shares of Series C Preferred Stock set forth opposite the Purchaser’s name on Exhibit A (the “Second Closing Shares”) at a purchase price per share equal to the Per Share Purchase Price. The shares of Series C Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares”, the shares of Series C Preferred Stock issuable as dividends with respect to the Shares shall be referred to as the “PIK Shares” and the shares of Common Stock issuable upon conversion of the Shares and the PIK Shares shall be referred to as the “Conversion Shares”. The aggregate cash amount equal to the product of the Per Share Purchase Price multiplied by the numbers of Shares shall be referred to in this Agreement as the “Purchase Price.”

2.2 Closing. Subject to the terms and conditions of this Agreement, the initial closing of the purchase and sale of the Shares by the Purchaser and the Company pursuant to this Agreement (the “Initial Closing”) shall be held at 10:00 a.m. New York time, remotely by the exchange of documents and signatures (or their electronic counterparts) as soon as reasonably practicable (which may be the date hereof) after the conditions set forth in Article VI to the Initial Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) are satisfied or waived, or at such other date, time and place as the Company and the Purchaser mutually agree in writing (the “Initial Closing Date”). Subject to the terms and conditions of this Agreement, the second closing of the purchase and sale of the Shares by the Purchaser and the Company pursuant to this Agreement (the “Second Closing”) shall be held at 10:00 a.m. New York time, remotely by the exchange of documents and signatures (or their electronic counterparts) as soon as reasonably practicable after the conditions set forth in Article VI to the Second Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) are satisfied or waived, or at such other date, time and place as the Company and the Purchaser mutually agree in writing (the “Second Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in any Company Report, including the exhibits thereto (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date hereof, (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, and (iii) without giving effect to the Company Reports with respect to Sections 3.1 (Organization; Qualifications), 3.2 (Capitalization), 3.3 (Authorization), 3.4 (Valid Issuance of Shares) (for which no exceptions shall apply)) and (b) DFC Related Matters, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, that:

For purposes of these representations and warranties (other than those in Sections 3.1, 3.2, 3.3 and 3.4), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

3.1 Organization; Qualifications. The Company and each of its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify in a jurisdiction outside of the jurisdiction of its incorporation would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Capitalization.

(a) Immediately prior to the Initial Closing, the authorized capital of the Company consists of 500,000,000 shares of Common Stock and 60,000,000 shares of Preferred Stock. As of February 22, 2020, there were 77,364,845 shares of Common Stock and 2,000,000 shares of Series A Preferred Stock issued and outstanding All of the outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of February 22, 2020, the Company held 711,791 shares of Common Stock in its treasury.

(b) Immediately prior to the Initial Closing, the rights, privileges and preferences of the Series C Preferred Stock are as stated in the Series C Certificate of Amendment and as provided by the New Jersey Business Corporation Law, the rights, privileges and preferences of the Series B Preferred Stock are as stated in the Series B Certificate of Amendment and as provided by the New Jersey Business Corporation Law, and the rights, privileges and preferences of the Series A Preferred Stock are as stated in the Series A Certificate of Amendment, which shall be cancelled and no longer in effect as of the consummation of the transactions contemplated by the Series A Repurchase and Exchange Documents.

(c) Immediately following the Initial Closing, after giving effect to the Transactions, the authorized capital of the Company will consist of (i) 2,000,000 shares of Series A Preferred Stock, of which zero (0) shares are issued and outstanding, (ii) 1,000,000 shares of Series B Preferred Stock, of which 1,000,000 shares are issued and outstanding, (iii) 1,000,000 shares of Series C Preferred Stock, of which 750,000 shares are issued and outstanding (which shall be increased to 1,000,000 shares at the Second Closing and further increased by the number of such shares issued from time to time as dividends payable in kind pursuant to the terms of such shares), and (iv) 500,000,000 shares of Common Stock, of which 77,364,845 shares are issued and outstanding (as of February 12, 2021), 0 shares are reserved for issuance upon conversion of the Series A Preferred Stock, 11,428,572 shares are reserved for issuance upon conversion of the Series B Preferred Stock, 17,220,000 shares are reserved for issuance upon conversion of the Series C Preferred Stock (including any PIK Shares), 3,410,500 shares are reserved for issuance upon conversion of the Convertible Notes (including any shares issuable with respect to interest payable in kind) and 8,000,000 shares are reserved for issuance under the Stock Plan as further described below.

(d) The Company has reserved 8,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2013 Omnibus Incentive Plan, as amended and restated, duly adopted by the Board of Directors of the Company (the “Board of Directors”) and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, as of the date of this Agreement: 2,646,308 shares have been issued pursuant to or are subject to outstanding awards of restricted stock units, 9,749,404 shares have been issued pursuant to or are subject to outstanding awards of non-

qualified stock options (which shares correspond to the equivalent of 4,493,061 shares of Common Stock for purposes of the Stock Plan under the terms of the counting provisions thereof), and 860,631 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has filed with the SEC complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(e) Other than under the Stock Plan, the phantom stock rights of the directors of the Company or pursuant to the conversion privileges of (i) the Shares to be issued under this Agreement and (ii) the Series B Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights, put rights, call rights, phantom equity, anti-dilutive rights, and rights of first refusal or similar rights), pledges or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

(f) Except as set forth in the Certificate of Incorporation, as amended by the Series A Certificate of Amendment, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(g) Except for the Existing Registration Rights Agreements, none of the Company or any subsidiary is a party to any stockholders agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any of the Company’s capital sock.

3.3 Authorization.

(a) All corporate action required to be taken by the Board of Directors and shareholders in order to authorize the Company to enter into the Transaction Agreements and consummate the Transactions, and to issue the Shares at the applicable Closings and to consummate the other Transactions, has been taken or will be taken prior to the Initial Closing.

(b) All corporate action required to be taken by the Board of Directors and shareholders in order to issue the Conversion Shares has been taken or will be taken prior to the Initial Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Series C Transaction Agreements, the performance of all obligations of the Company under the Series C Transaction Agreements to be performed as of the Initial Closing, and the issuance and delivery of the Shares at the applicable Closing has been taken or will be taken prior to the Initial Closing.

(c) The Series C Transaction Agreements, when or as executed and delivered by the Company, shall and do constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws (collectively, the “Bankruptcy and Equity Exception”).

3.4 Valid Issuance of Shares.

(a) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, and the PIK Shares and the Conversion Shares when issued in accordance with the Series C Certificate of Amendment will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Series C Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser.

(b) Assuming the accuracy of the representations of the Purchaser in Article IV, and subject to the filings described in Section 3.5, below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Series C Preferred Stock issuable as the PIK Shares and Common Stock issuable upon conversion of the Shares has been or will be duly reserved for issuance by the Initial Closing for the Shares to be sold at both Closings, and upon issuance in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Series C Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser.

(c) Assuming the accuracy of the representations of the Purchaser in Article IV, and subject to the filings described in Section 3.5, below, the PIK Shares and the Conversion Shares will be issued in compliance with all applicable federal and state securities laws. None of the issued and outstanding shares of capital stock of the Company have been, and none of the shares of capital stock to be issued pursuant to the Transaction will be, issued in violation of any agreement, arrangement or commitment to which the Company or any of its subsidiaries is a party or is subject to or in violation of any preemptive or similar rights of any person.

3.5 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Article IV, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the consummation of the Series C Transactions, except for (a) the filing of the Series C Certificate of Amendment with the Department of Treasury of the State of New Jersey, which will have been filed as of the Initial Closing, (b) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws which shall be complied with in a timely manner, (c) compliance with any applicable rules of the New York Stock Exchange which shall be complied with in a timely manner, and (d) compliance with the applicable rules and regulations under the HSR Act which shall be complied with in a timely manner.

3.6 Compliance with Laws. The Company currently conducts, and have for the last three (3) years conducted, its business in accordance with all applicable Laws and the Company is not in violation of any such Law, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 Litigation.

(a) There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened, against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company that (a) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) involves any of the Transaction Documents or the Transactions. The written disclosure provided to the Purchaser regarding the DFC Related Matters is true and accurate.

(b) Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company) that would, individually or in the aggregate, have a Material Adverse Effect. There is no action, suit, proceeding or investigation by the Company pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers that would, individually or in the aggregate, have a Material Adverse Effect.

3.8 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold by the Company infringes, misappropriates or otherwise violates any intellectual property rights of any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any communications alleging that the Company has violated, or, by conducting its business, would violate any of the intellectual property rights of any other Person that would, individually or in the aggregate, have a Material Adverse Effect. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business, except as would not, individually or in the aggregate, have a Material Adverse Effect.

3.9 Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Certificate of Incorporation or the Fourth Amended and Restated By-laws of the Company (the “Bylaws”), (b) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (c) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (d) of any provision of federal or state statute, rule or regulation applicable to the Company, except, in the case of clauses (b), (c) and (d) above, for any such violation that would not have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (a) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement, or (b) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company, except on the case of (b), (c) and (d) as would not, individually or in the aggregate, have a Material Adverse Effect.

3.10 Agreements; Actions. Other than between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company, since September 30, 2020, (a) the Company has not incurred any material liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (ii) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in the Company Reports (b) the Company has not altered its method of accounting or the manner in which it keeps its accounting books and records in any material respect, (c) the Company has not declared or made any dividend or distribution of cash, shares of capital stock or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with the Series A Repurchase and Exchange) and (d) the Company has not issued any equity securities, except pursuant to the Company’s Stock Plan or in connection with the Transactions. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy Law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Company is financially solvent and is generally able to pay its debts as they become due.

3.11 Certain Transactions. Other than (a) standard employee benefits generally made available to all employees, (b) employment contracts entered into in the ordinary course of business, and (c) the purchase or award of shares of the Company’s capital stock, awards of restricted stock units and the issuance of options to purchase shares of Common Stock, in each instance, approved in the written minutes of the Board of Directors or an authorized committee thereof, there are no agreements, understandings or proposed transactions between the Company and any of its officers or directors. The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with indemnification obligations pursuant to the Company’s governing documents employment agreements with directors or officers entered into in the ordinary course of business for ongoing matters, expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.

3.12 No Bad Actor Disqualification. No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable.

3.13 Rights of Registration and Voting Rights. Except as provided in the Series C Preferred Registration Rights Agreement, that certain Registration Rights Agreement, dated as of November 15, 2016 (the “Series A Preferred Registration Rights Agreement”), that certain Registration Rights Agreement, dated as of February 26, 2021 (the “2021 Registration Rights Agreement”) and that certain Registration Rights Agreement, dated as of September 3, 2013 (collectively, with the Series A Preferred Registration Rights Agreement and the 2021 Registration Rights Agreement, the “Existing Registration Rights Agreements”), the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

3.14 Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business taken as a whole, free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

3.15 Financial Statements.

(a) Prior to the date hereof, the Company has filed with the SEC its audited financial statements as of December 31, 2019 and for the fiscal years ended December 31, 2019 and December 31, 2018, and provided to Purchaser its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as September 30, 2020 and for the three and nine month periods ended September 30, 2020 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and the Company maintains a standard system of accounting established and administered in accordance with GAAP

(b) Except as set forth in the audited Financial Statements, the Financial Statements fairly present in all material respects the consolidated financial condition and results of operation and cash flows of the Company and its consolidated subsidiaries as of the dates, and for the periods, indicated therein, in accordance with GAAP subject in the case of the unaudited Financial Statements to normal year-end audit adjustments, none of which are material, individually, or in the aggregate.

(c) Except as set forth in the Financial Statements or resulting from the Transactions, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2020; (ii) obligations under contracts and commitments incurred in the ordinary course of business; (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, and (iv) liabilities which would not, individually and in the aggregate, have a Material Adverse Effect or be required to be reported in a Current Report on Form 8-K.

3.16 Changes. Since September 30, 2020, there has been no change, development, event liability, development or circumstance with respect to the business, properties, liabilities, operations (including results thereof) or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.17 Tax Returns and Payments. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, (b) there are no outstanding examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency, (c) the Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it, and (d) there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

3.18 Insurance.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has in full force and effect insurance policies or binders of insurance, in amount (subject to reasonable deductions) to allow it to replace its material properties that might be damaged or destroyed consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

(b) The Company has in effect that directors and officers insurance coverage described in a written presentation provided to the Purchaser prior to date hereof. The Company has provided to the Purchaser written information describing the directors and officers insurance coverage with respect to the Company’s pending litigation naming the Company and its directors and officers as defendants. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

3.19 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.20 Corporate Documents. The Certificate of Incorporation and Bylaws are in the form as filed with the SEC.

3.21 Environmental Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company except as remediated under or in compliance with Environmental Laws; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States under circumstances that would reasonably be expected to result in liability to the Company; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of Hazardous Substances or waste in compliance with Environmental Laws, (e) the Company is not and has not become subject to, or to the knowledge of the Company has not been threatened with, any Environmental Liability and (f) within the last three (3) years, the Company has not received written notice of any claim with respect to any Environmental Liability or written notice of violation with respect to any Environmental Law.

For purposes of this Section 3.21, the following definitions apply:

“Environmental Laws” means any law, regulation, or other applicable requirement of any Governmental Authority relating to: (a) releases or threatened release of Hazardous Substance; (b) pollution, the protection of employee health and safety and public health from exposure to any Hazardous Substance or the protection of the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense or cost, contingent or otherwise (including any liability for costs of remedial actions, or natural resource damages, administrative oversight costs, and indemnities), of or related to the Company (including any predecessor for whom the Company bears liability contractually or by operation of law) arising under or relating to any

Environmental Law, including those resulting from or based upon (a) any compliance or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment (including as related to indoor air quality) or (e) any of the foregoing for which liability is assumed or imposed by any contract or agreement.

3.22 Company Reports. Since December 31, 2019, the Company has timely filed with the SEC all reports, forms, or other documents required to be filed by the Company pursuant to the Securities Act or the Exchange Act, as applicable, and the Company has complied in all material respects with the filing requirements of the Exchange Act or the Securities Act, as applicable. The Company Reports filed before the applicable Closing Date, when filed with the SEC, complied or will comply when filed in all material respects with the Exchange Act and the applicable rules and regulations of the SEC thereunder. None of the Company Reports, as of their respective date of filing, contained or will contain any untrue statement of a material fact or omit, or will omit, to state a material fact required to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company Reports. Except as set forth in the Company Reports, the Company has received no notices or correspondence from the SEC relating to the Company Reports for the two year preceding the date hereof. To the Company’s knowledge, the SEC has not commenced any enforcement proceedings against the Company or any of its officers or directors.

3.23 Private Placement. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4.4, the offer and sale of the Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Preferred Stock or Common Stock in connection with the Transactions, and neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Shares under this Agreement to be integrated with prior or other offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemptions from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series C Preferred Stock under this Agreement to be so integrated with other offerings by the Company.

3.24 NYSE. The Company’s Common Stock is listed on the New York Stock Exchange, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the New York Stock Exchange. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the New York Stock Exchange applicable to it for the continued trading of its Common Stock on the New York Stock Exchange.

3.25 Foreign Corrupt Practices Act. To the Company’s knowledge since December 31, 2015, neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. To the Company’s knowledge since December 31, 2015, neither the Company nor any of the Company’s directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. To the Company’s knowledge, neither the Company nor any of the Company’s directors, officers, employees or agents are the subject of any ongoing allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

3.26 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees or other third parties (collectively “Personal Information”), the Company is and, within the three (3) years prior to the date of this Agreement, has been in compliance with all applicable privacy Laws in all relevant jurisdictions (including Laws concerning the loss or theft of Personal Information), the Company’s privacy policies and the privacy requirements of any contract or codes of conduct to which the Company is a party, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use or disclosure.

3.27 No Rights Agreement; Anti-Takeover Provisions.

(a) The Company is not a party to a currently effective stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan

(b) The Tax Asset Protection Plan of the Company entered into on September 12, 2019 and the certificate of amendment to the Second Amended and Restated Certificate of Incorporation filed on September 12, 2019 (the “NOL Charter Amendment”) has expired and is no longer in effect.

(c) The Company and the Board of Directors have taken all necessary actions to ensure that no Antitakeover Provision restricts, or will restrict, the Purchaser’s acquisition, or the Company’s issuance, of the Shares, the PIK Shares, and the Conversion Shares in accordance with this Agreement and the Series C Certificate of Amendment.

3.28 Debt and Common Equity Financing. Company has delivered to Purchaser a true, correct and complete copy, as of the date of this Agreement, of: (a) the term loan agreement with Kennedy Lewis Investment Management, LLC (“Lender”) dated as of the date hereof, duly executed by Company and Lender pursuant to which Lender will provide a $275,000,000 senior secured delayed draw term loan to the Company together with the promissory note, security agreement and all other ancillary documents with any material terms and conditions related thereto (the “Term Loan Agreements”); (b) the unsecured 5.0% convertible promissory note in the principal amount of $25,000,000 duly executed by the Company in favor of the Lender dated as of the date hereof (the “Convertible Note”); and (c) the securities purchase agreement pursuant to which the Lender shall purchase $10,000,000 of Common Stock and the Convertible Note dated as of the date hereof duly executed by the Company and Lender, together with all other ancillary documents related thereto (collectively, the “Common Stock Purchase Agreements,” and together with the Term Loan Agreements and the Convertible Note, the “Debt and Common Equity Financing Agreements”). Except as set forth in the Debt and Common Equity Financing Documents, there are no conditions precedent to the obligation of the Lender to provide the debt and equity financing described therein (the “Debt and Common Equity Financing”) or any contingencies that would allow the Lender to reduce the total amount of the loan extended or Common Stock subscribed for in the Debt and Common Equity Financing. Company has no reason to believe that the Debt and Common Equity Financing will not close on or before the Initial Closing Date.

3.29 Series A Repurchase and Exchange. Company has delivered to Purchaser true, correct and complete copies, as of the date of this Agreement, of: (a) the Series A Preferred Stock Repurchase and Exchange Agreement duly executed by the Company and the Series A Preferred Stock holders (“Series A Preferred Stockholders”) dated as of the date hereof pursuant to which the Company will redeem on the terms and conditions therein fifty percent of the outstanding Series A Preferred Stock and the Series A Preferred Stockholders will exchange the remaining outstanding Series A Preferred Stock for Series B Preferred Stock, and in connection therewith, extend the mandatory redemption date and otherwise modify the terms and conditions of their equity ownership (“Series A Repurchase and Exchange Agreement”); and (b) the Series B Certificate of Amendment and together with the Series A Registration Rights Agreement and the Series A Repurchase and Exchange Agreement, the “Series A Repurchase and Exchange Documents”). Except as set forth in the Series A Repurchase and Exchange Documents, there are no conditions precedent to the obligations of the Series A Preferred Stockholders to effect the Series A Preferred Stock repurchase and the exchange of the Series A Preferred Stock into Series B Preferred Stock as contemplated therein (the “Series A Repurchase and Exchange”). The Company has no reason to believe that the terms of the Series A Preferred Stock that is not being redeemed on or before the Initial Closing Date will not be exchanged and modified as set forth in the Series A Repurchase and Exchange Documents.

3.30 No Brokers or Finders. No Person has or will have, as a result of the Transactions, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act of the Company.

3.31 No Additional Representations. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or any of its respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to the Purchaser, or any of its Affiliates or Representatives, with respect to (i) except for the representations and warranties made by the Company in this Article III, any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to the Purchaser or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement, or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that:

4.1 Organization; Qualifications. The Purchaser is duly formed and validly existing and in good standing under the Laws of its jurisdiction of formation and has full power to perform its obligations under this Agreement.

4.2 Authorization. The Purchaser has full power and authority to enter into the Series C Transaction Agreements and each document required by this Agreement to be executed at or prior to the Closing by the Purchaser. The Series C Transaction Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

4.3 Registered Securities; Purchase Entirely for Own Account. Purchaser understands that the shares of Series C Preferred Stock it is acquiring pursuant to this Agreement are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Series C Preferred Stock may be resold or otherwise transferred without registration under the Securities Act only in certain limited circumstances. In the absence of any effective registration statement covering the Series C Preferred Stock or an available exemption from registration under the Securities Act, the Series C Preferred Stock must be held indefinitely. The Purchaser hereby confirms that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person, or to any third Person, with respect to any of the Shares.

4.4 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III or the right of the Purchaser to rely thereon.

4.5 Legends. The Company may place appropriate and customary legends on the Shares, the PIK Shares and the Conversion Shares held by the Purchaser setting forth the restrictions referred to in this Section 4.5 and any restrictions appropriate for compliance with U.S. federal securities Laws. The Purchaser agrees with the Company that, other than to take into account any changes in applicable securities Laws, each Share held by the Purchaser on the applicable Closing Date may be notated with one or all of the following legends:

(a) “THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1)

PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.”

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares, the PIK Shares or the Conversion Shares represented by the certificate, instrument, or book entry so legended.

4.6 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment.

4.7 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.8 Regulatory Approvals. No notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation of the Transactions, except where the failure to so make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

4.9 Sufficiency of Funds. The Purchaser will have, sufficient funds on hand at each closing to consummate the purchase of the Shares to be purchased at such Closing and to deliver the applicable Purchase Price (as set forth on Exhibit A) and all fees and expenses related to the Transactions. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Purchaser to consummate the Transactions that the Purchaser has sufficient funds for payment of the Purchase Price.

4.10 Ownership of Common Stock. As of the date hereof, the Purchaser does not, directly or indirectly, own shares of Common Stock, and has not engaged in any transactions (including hedging or similar transactions) involving Common Stock.

4.11 No Additional Representation; Inspection.

(a) Except as expressly set forth in Article III, the Purchaser acknowledges that the Company is not making and has not made any other representation or warranty, express or implied, at Law or in equity, with respect to this Agreement, the Company, the Shares (and the Common Stock issuable upon conversion or pursuant to the terms thereof), any other securities of the Company or the businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects of the Company or any information provided or made available to the Purchaser in connection therewith (including any forecasts, projections, estimates or budgets), including any warranty with respect to merchantability or fitness for any particular purpose, and all such other representations or warranties are hereby expressly disclaimed.

(b) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigations into, and, based thereon, has formed an independent judgment concerning, the Company, the Shares (and the Common Stock issuable upon conversion or pursuant to the terms thereof), and the businesses, operations, assets, liabilities, employees, employee benefit plans, conditions and prospects of the Company, (ii) has been provided with adequate access to such information, documents and other materials relating to the Company, the Shares (and the Common Stock issuable upon conversion or pursuant to the terms thereof), and the businesses, operations, assets, liabilities, employees, employee benefit plans, conditions and prospects of the Company as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as the Purchaser deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and has received satisfactory answers to such questions. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article III or the right of the Purchaser to rely thereon.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Filings; Other Actions. During the period commencing on the date hereof and terminating on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article VII, the Purchaser, on the one hand, and the Company, on the other hand, will, and it will cause its Affiliates to, cooperate and consult with the other and use commercially reasonable efforts (i) to prepare and file all necessary documentation, (ii) to effect all necessary applications, notices, petitions, filings and other documents, and (iii) to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including filings pursuant to the HSR Act and to wait until the expiration or termination of any applicable waiting period related thereto, in each case of (i)-(iii) to the extent necessary or advisable to consummate the Transactions, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement the Series C Transactions, including without limitation any filings pursuant to the HSR Act to the extent applicable to the Closing. The Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 5.1. The Purchaser shall promptly furnish the Company, and the Company shall promptly furnish the Purchaser, to the extent permitted by Law, with copies of written communications received by it or its subsidiaries from any Governmental Entity in respect of the Transactions.

5.2 Information Regarding Deemed Dividends. The Company covenants and agrees to provide the Purchaser with (or alternatively, post on its website in accordance with Treasury Regulations Section 1.6045B-1(a)(3)) the amount and date (as determined in accordance with section 1.305-7(c)(5) of the proposed Treasury regulations as if such regulations were in effect or in any other manner the Company is required to provide under applicable Law) of any deemed distribution under Internal Revenue Code section 305(c) in connection with a conversion rate adjustment with respect to the Series C Preferred Stock pursuant to the Series C Certificate of Amendment. The Company shall provide such information to the Purchaser on or before the 45th day following the conversion rate adjustment, or, if earlier, January 15 of the year following the conversion rate adjustment).

5.3 Public Disclosure. On the date of this Agreement and on the applicable Closing Date, or, in each case, within 24 hours thereafter, the Company shall issue a press release in a form mutually agreed to by the Company and the Purchaser. No other written release, announcement or filing concerning the purchase of the Shares or the Series C Transactions shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

5.4 Use of Proceeds. The Company plans to use the proceeds from the sale of the Shares for general corporate purposes including the funding of growth initiatives.

5.5 Board Representation.

(a) Until the earlier of (i) the third anniversary of the Initial Closing or (ii) such time as the Purchaser and its Affiliates do not hold, directly or indirectly, at least a majority of the Shares purchased at the Closings (or the Common Stock received upon the conversion of such Shares) (as adjusted for stock splits, stock dividends, stock combinations and the like) (the “Requisite Shares”), the Purchaser shall be entitled to, at each annual or special meeting of the Company’s shareholders during such period, nominate one (1) director (such Person, the “Purchaser Designee”) to serve on the Board of Directors; provided, however, that such nomination is subject to such Purchaser Designee’s satisfaction of all applicable requirements regarding service as a director of the Company under applicable Law or stock exchange rules regarding service as a director and such other criteria and qualifications for service as a director applicable to all directors of the Company and in effect from time to time. In the event that a Purchaser Designee is nominated, the Company shall (i) include such Purchaser Designee in its slate of nominees for election to the Board of Directors at each annual or special meeting of the Company’s shareholders, (ii) recommend that the Company’s shareholders vote in favor of the election of the Purchaser Designee and (iii) support the Purchaser Designee in a manner generally no less rigorous and favorable than the manner in which the Company supports its other nominees. The Company shall take all reasonably necessary actions to ensure that, at all times when a Purchaser Designee is eligible to be appointed or nominated, there are sufficient vacancies on the Board of Directors to permit such designation. Notwithstanding the foregoing, the rights of the Purchaser under this Section 5.5(a) to nominate one (1) director shall terminate immediately on the earlier of (A) the third anniversary of the Initial Closing or (B) such time as the Purchaser and its Affiliates ceases to own, directly or indirectly, at least a majority of the Requisite Shares.

(b) If any Purchaser Designee ceases to serve on the Board of Directors for any reason during his or her term, the vacancy created thereby shall be filled, and the Company shall cause the Board of Directors to fill such vacancy, with a new Purchaser Designee eligible to serve on the Board of Directors in accordance with Section 5.5(a); provided, however, notwithstanding anything to the contrary in this Agreement, in the event that the Purchaser’s rights under Section 5.5(a) are terminated, any Purchaser Designee serving on the Board of Directors shall immediately tender his or her resignation; provided further that (i) such requirement may be waived in advance by the Company’s Compensation, Nominating & Governance Committee and (ii) such resignation shall be subject to the acceptance by the Board of Directors.

(c) For the avoidance of doubt, a Purchaser Designee shall be entitled (i) to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the non-executive directors of the Company for his or her service as a director and (ii) to the same indemnification rights as other non-executive directors of the Company, and the Company shall maintain, in full force and effect, directors’ and officers’ liability insurance in reasonable amounts to the same extent it now indemnifies and provides insurance for the non-executive directors on the Board of Directors. A Purchaser Designee shall be bound by the same confidentiality restrictions as the other non-executive directors. Any director minimum ownership requirements shall be deemed satisfied in respect of the Purchaser Designee by the Shares, PIK Shares and Conversion Shares, as applicable, held by the Purchaser or one or more of its Affiliates. The Company acknowledges and agrees that it is the indemnitor of first resort (for the Purchase Designee in connection with matters arising from Purchaser Designee’s service as a director of the Company). For the avoidance of doubt, the Purchaser Designee shall be entitled to customary access and information rights in the same manner as received by the other directors on the Board of Directors.

(d) Following the third anniversary of the Initial Closing, for so long as the Purchaser holds, directly or indirectly, at least a majority of the Requisite Shares, whenever dividends on any Series C Preferred Stock of the Purchaser shall be in arrears for six (6) or more consecutive or non-consecutive Dividend Periods (a “Preferred Dividend Default”), the Purchaser shall be entitled to nominate one (1) additional director of the Company (the “Preferred Director”) for election at the next annual meeting of stockholders and at each subsequent meeting, until all dividends accumulated on such Series C Preferred Stock for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared in the form of PIK Shares or Additional Liquidation Preference. In such case, should a Preferred Director be subsequently elected, the entire Board shall be increased by one (1) director. Notwithstanding the foregoing, if, prior to the election of any additional director in the manner set forth herein, all accumulated dividends are paid or issued on the Series C Preferred Stock, no such additional director shall be so elected. If and when all accumulated dividends shall have been paid or issued on such Series C Preferred Stock, the right of the Purchaser to nominate the Preferred Director shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of any Preferred Director so elected shall immediately terminate and the entire Board shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, the Purchaser shall be entitled to nominate a director to fill any vacancy in the office of a Preferred Director. For purposes of the foregoing paragraph, dividends shall be considered to be in arrears with respect to a Dividend Period if (i) the Company has not issued PIK Shares for such Dividend Period and (ii) the Liquidation Preference of such Shares has not been increased by the Additional Liquidation Preference, in each case, in accordance with and within the times set forth in the Series C Certificate of Amendment.

(e) For the avoidance of doubt, the rights of the Purchaser provided for in this Section 5.5 shall not be transferrable to any other Person other than Purchaser’s Affiliates.

5.6 Information Rights.

(a) For so long as the Purchaser and its Affiliates holds more than fifty percent (50%) of the Requisite Shares, the Company shall provide the Purchaser with, within fifteen (15) days after it has filed the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that it may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC) (“Public Company Reports”).

(b) The Company’s obligation set forth in Section 5.6(a) to provide the Purchaser with copies of Public Company Reports shall be satisfied if the Company files such Public Company Reports with the SEC on EDGAR or otherwise makes such reports publicly available on its website.

(c) To the extent the Company is not required to file Public Company Reports with the SEC, and if the Purchaser holds more than fifty percent (50%) of the Requisite Shares, the Company shall furnish to the Purchaser, upon its written request (and subject to the Purchaser entering into customary confidentiality agreements with the Company, consistent with any such agreements entered into generally by shareholders of the Company receiving such information, prior to receiving such information), quarterly reports and annual reports of the Company, which shall be similar in scope to a Form 10-Q and Form 10-K, respectively. In this circumstance, the Company shall furnish to the Purchaser such information as soon as reasonably practicable after such information has been prepared by the Company.

5.7 Protective Provisions. For so long as the Purchaser and its Affiliates hold more than fifty percent (50%) of the Requisite Shares, the prior approval of the Purchaser shall be required for:

(a) repayments and redemptions with respect to Junior Stock or shares of any class or series of stock pari passu with or senior to the Shares (including the Series B Preferred Stock); provided that repayments and redemptions shall be permitted to the extent that the Shares are afforded the opportunity to participate in such repayment or redemption on a pro rata as-converted basis with the Common Stock and the Series B Preferred Stock, as applicable, as at the time of such repayment or redemption; provided, further that the prior approval of the Purchaser shall not be required for (i) redemptions, purchases or other acquisitions of shares of Junior Stock or shares of any class or series of stock pari passu with or senior to the Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of, or to, the Company or any of its subsidiaries, (ii) an exchange, reclassification or conversion of any class or series of Junior Stock or shares of any class or series of stock pari passu with or senior to the Shares for any class or series of Junior Stock that ranks equal or junior to the applicable Junior Stock or (iii) subject to the Series C Certificate of Amendment, any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to the applicable Junior Stock; or

(b) any alteration, repeal or amendment, whether by merger, consolidation, combination, reclassification or otherwise, of any provisions of the Certificate of Incorporation (including the Series C Certificate of Amendment and the Series B Certificate of Amendment), or the Bylaws, as amended, if the amendment would amend, alter or affect the voting rights, dividend rights, preferences, privileges or other special rights of the Series C Preferred Stock or would adversely affect the Purchaser, including, without limitation, (i) any change to the Series B Preferred Stock that adversely affects the Series C Preferred Stock or (ii) the creation of, increase in the authorized number of, or issuance of, shares of any class or series of stock pari passu with or senior to the Series C Preferred Stock (including the Series A Preferred Stock and the Series B Preferred Stock), or security convertible into such capital stock; or

(c) enter into any agreement with respect to the Series B Preferred Stock or amend the Series A Redemption and Exchange Agreements, in each case in a manner that would adversely affect the Purchaser, or grant additional rights to the holders of the Series B Preferred Stock that are more favorable than the terms granted to the Holder of the Series B Preferred Stock as of the Initial Closing without offering the same or equivalent terms to the Purchaser.

5.8 Commercially Reasonable Efforts to Close. The Company and the Purchaser will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Laws so as to permit consummation of the Series C Transactions as promptly as practicable and otherwise to enable consummation of the Series C Transactions and shall cooperate reasonably and in good faith with the other party hereto to that end. Without limiting the foregoing, the Company will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable to satisfy all conditions to closing set forth in the Debt and Common Equity Financing Agreements and the Series A Repurchase and Exchange Documents and to comply with its obligations thereunder.

ARTICLE VI

CLOSING

6.1 Conditions to the Purchaser’s Obligations at the Initial Closing. The obligations of the Purchaser to purchase the Shares at the Initial Closing are subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

(a) Shares. The Initial Closing Shares shall be deposited in book-entry form by or on behalf of the Company and registered in the name of the Purchaser or shall be provided to the Purchaser at the Initial Closing in such other form or manner as reasonably agreed between the Company and the Purchaser.

(b) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Article III (other than Sections 3.1 (Organization; Qualifications), 3.2 (Capitalization), 3.3 (Authorization), 3.4 (Valid Issuance of Shares) and 3.16 (Changes)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 3.1 (Organization; Qualifications), 3.2 (Capitalization), 3.3 (Authorization), 3.4 (Valid Issuance of Shares) and 3.16 (Changes) shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date.

(c) Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Initial Closing.

(d) Compliance Certificate. The Company shall have delivered to the Purchaser a certificate of a duly authorized officer of the Company certifying that the conditions specified in Sections 6.1(b) and 6.1(c) have been fulfilled.

(e) No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Initial Closing.

(f) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares sold at the Initial Closing pursuant to this Agreement shall have been obtained and shall be effective as of the Initial Closing.

(g) Series C Registration Rights Agreement. The Company shall have executed and delivered to the Purchaser the Series C Registration Rights Agreement for the Shares and the PIK Shares issuable with respect thereto and the Conversion Shares purchased at the Initial Closing.

(h) Series C Certificate of Amendment. The Company shall have adopted and filed with the Department of Treasury of the State of New Jersey the Series C Certificate of Amendment which shall remain in full force and effect as of the Initial Closing.

(i) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser a certificate in form and substance satisfactory to Purchaser certifying (i) the Bylaws, (ii) the Certificate of Incorporation and (iii) the resolutions of the Board of Directors approving the Series C Transaction Agreements and the Series C Transactions (the “Authorization Resolutions”).

(j) Debt and Common Equity Financing; Series A Repurchase and Exchange.

(i) The Debt and Common Equity Financing shall provide sufficient funds to, in addition to any other required use of proceeds thereunder, pay in full the redemption of the Series A Preferred Stock not exchanged for Series B Preferred Stock set forth in the Series A Repurchase and Exchange Documents; and

(ii) The Debt and Common Equity Financing and the Series A Repurchase and Exchange, shall have closed on the terms and conditions set forth in the Debt and Common Equity Financing Agreements and the Series A Repurchase and Exchange Documents, respectively and Purchaser shall have been provided satisfactory evidence thereof; provided that Purchaser shall have the right to review and approve any material amendments to the Debt and Common Equity Agreements and the Series A Repurchase and Exchange Documents prior to the Initial Closing.

6.2 Conditions to the Purchaser’s Obligations at the Second Closing. The obligations of the Purchaser to purchase the Shares at the Second Closing are subject to the fulfillment, on or before the Second Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

(a) Shares. The Second Closing Shares shall be deposited in book-entry form by or on behalf of the Company and registered in the name of the Purchaser or shall be provided to the Purchaser at the Second Closing in such other form or manner as reasonably agreed between the Company and the Purchaser.

(b) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Article III (other than Sections 3.1 (Organization; Qualifications), 3.2 (Capitalization), 3.3 (Authorization) and 3.4 (Valid Issuance of Shares)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 3.1 (Organization; Qualifications), 3.2 (Capitalization), 3.3 (Authorization) and 3.4 (Valid Issuance of Shares) shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date.

(c) Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Second Closing.

(d) HSR Act. The filings of the Purchaser and the Company pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e) Compliance Certificate. The Company shall have delivered to the Purchaser a certificate of a duly authorized officer of the Company certifying that the conditions specified in Sections 6.2(b) and 6.2(c) have been fulfilled.

(f) No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Second Closing.

(g) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares sold at the Second Closing pursuant to this Agreement shall have been obtained and shall be effective as of the Second Closing.

(h) Series C Series Registration Rights Agreement. The Series C Registration Rights Agreement shall be in full force and effect and the Second Closing Shares shall be subject thereto and the Purchaser shall be entitled to the registration rights provided for thereunder with respect to all Conversion Shares issuable upon the conversion of all Shares acquired by the Purchaser from the Company.

(i) Series C Certificate of Amendment. The Series C Certificate of Amendment shall remain in full force and effect as of the Second Closing.

(j) Debt and Common Equity Financing; Series A Repurchase and Exchange. There shall have been no amendments, modifications or waivers of any terms in the Debt and Common Equity Financing Agreements or the Series A Repurchase and Exchange Documents since the Initial Closing that were not approved in writing in advance by the Purchaser.

(k) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser a certificate certifying that there have not been any changes to the Company’s Certificate of Incorporation, By-Laws or Authorization Resolutions since the Initial Closing.

6.3 Conditions to the Company’s Obligations at the Initial Closing. The obligations of the Company to sell the Shares to the Purchaser at the Initial Closing are subject to the fulfillment, on or before the Initial Closing, of each of the following conditions, unless otherwise waived by the Company:

(a) Purchase Price. The Purchaser shall have delivered the Purchase Price for the Initial Closing Shares to the Company by wire transfer of immediately available funds, pursuant to instructions given to the Purchaser by the Company in writing prior to the Initial Closing Date.

(b) Representations and Warranties. The representations and warranties of the Purchaser set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Initial Closing Date as though made on and as of such date.

(c) Performance. The Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Initial Closing.

(d) No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Initial Closing.

(e) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been obtained and effective as of the Initial Closing.

(f) Series C Registration Rights Agreement. The Purchaser shall have executed and delivered to the Company the Series C Registration Rights Agreement.

6.4 Conditions to the Company’s Obligations at the Second Closing. The obligations of the Company to sell the Second Closing Shares to the Purchaser at the Second Closing are subject to the fulfillment, on or before the Second Closing, of each of the following conditions, unless otherwise waived by the Company:

(a) Purchase Price. The Purchaser shall have delivered the Purchase Price for the Second Closing Shares to the Company by wire transfer of immediately available funds, pursuant to instructions given to the Purchaser by the Company in writing prior to the Second Closing Date.

(b) Representations and Warranties. The representations and warranties of the Purchaser set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date as though made on and as of such date.

(c) Performance. The Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Second Closing.

(d) No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Second Closing.

(e) HSR Act. The filings of the Purchaser and the Company pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(f) Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been obtained and effective as of the Second Closing.

ARTICLE VII

TERMINATION

7.1 Termination. Prior to the applicable Closing, this Agreement may only be terminated: (a) by mutual written agreement of the Company and the Purchaser; (b) by the Company or the Purchaser if the Initial Closing shall not have occurred on or prior to five (5) business days after the date of this Agreement (provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the applicable Closing to occur on or prior to such date); or (c) if any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall have become final and non-appealable.

7.2 Effects of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability to any person on the part of any party (or of any of its Representatives or Affiliates), except to the extent of (a) any fraud or (b) the intentional and willful breach of this Agreement; provided, however, and notwithstanding anything in the foregoing to the contrary, that this Article VII and Article VIII shall survive the termination of this Agreement.

7.3 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival. Except with respect to the representations and warranties contained in Sections 3.1 (Organization; Qualifications), 3.2 (Capitalization), 3.3 (Authorization) and 3.4 (Valid Issuance of Shares), which shall survive the Initial Closing until the second anniversary of the last Closing Date, the representations and warranties of the Company contained in or made pursuant to this Agreement shall not survive the Second Closing or termination of this Agreement. Except with respect to the representations and warranties contained in Sections 4.1 (Organization; Qualifications), 4.2 (Authorization), 4.3 (Registered Securities; Purchase Entirely for Own Account), 4.6 (Accredited Investor), and 4.7 (No General Solicitation), which shall survive the Initial Closing until the expiration of the applicable statute of limitations for violations of section 5 of the Securities Act and no other representations of the Purchaser shall survive the Second Closing. The foregoing survival periods shall not impair any claim by the Purchaser or the Company for common law fraud with respect to the representations and warranties of the other party in this Agreement. Nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. All of the covenants and other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

8.2 Successors and Assigns; No Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No party may assign this Agreement or its rights or obligations under this Agreement without the express written consent of the other party.

8.3 Governing Law. This Agreement shall be governed by the internal law of the State of New York.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

8.6 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties shall be in writing and deemed given when (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the email is promptly confirmed by telephone:

if to the Company to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Attention:	General Counsel
Telephone:	585-726-3536
Email:	roger.byrd@kodak.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	Stephen M. Kotran
Telephone:	(212) 558-4000
Email:	KotranS@sullcrom.com

if to the Purchaser, to:

GO EK Ventures IV, LLC

7632 County Road 42

Victor, New York, 14564-8906

Attention: David Bovenzi, Managing Director

E-Mail: dbovenzi@grandoakscap.com

with a copy to (which shall not constitute notice):

Woods Oviatt Gilman LLP

1900 Bausch& Lomb Place

Rochester, New York 14604

Attention:	Gordon E. Forth
Telephone:	(585) 987-2891
Email:	gforth@woodsoviatt.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto.

8.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Series C Transactions. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its Representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Series C Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its Representatives is responsible.

8.8 Fees and Expenses. The Company shall pay the reasonable and documented legal and out-of-pocket administrative costs incurred by the Purchaser in connection with Transactions, including in the event that the Series C Transactions are not consummated; provided, however, that such amount shall not exceed, in the aggregate, (i) $100,000.00 or (ii) if the Series C Transactions are not consummated, $50,000.00.

8.9 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Series C Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.10 shall be binding upon the Purchaser and each transferee of the Shares or the Conversion Shares, each future holder of all such securities, and the Company.

8.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.13 Entire Agreement. This Agreement (including the Exhibits hereto), the Series C Certificate of Amendment and the other Series C Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.14 Dispute Resolution.

(a) The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Western District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Western District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b) EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER SERIES C TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE SERIES C TRANSACTIONS, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(c) Subject to Sections 8.8 and 8.9, each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the United States District Court for the Western District of New York or any court of the State of New York having subject matter jurisdiction.

8.15 No Commitment for Additional Financing. The Company acknowledges and agrees that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by the Purchaser or its Representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by the Purchaser or its Representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

EASTMAN KODAK COMPANY

By:	/s/ James V. Continenza
Name:	James V. Continenza
Title:	Executive Chairman and
Chief Executive Officer

PURCHASER:

GO EK VENTURES IV, LLC

By:	/s/ B. Thomas Golisano
Name: B. Thomas Golisano